Exhibit 10.29

AMENDMENT NO. 1 TO THE HEART TEST LABORATORIES, INC.

2023 EQUITY INCENTIVE PLAN

WHEREAS, the Board of Directors and shareholders of Heart Test Laboratories, Inc. (the “Company”) have previously adopted the Heart Test Laboratories, Inc. 2023 Equity Incentive Plan (the “Plan”);

WHEREAS, pursuant to Section 3(a) of the Plan, an initial total of two million five hundred thousand (2,500,000) shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), are currently reserved for issuance under the Plan;

WHEREAS, the Company desires to increase the number of shares currently issuable under the Plan by six million (6,000,000) to eight million five hundred thousand (8,500,000) shares, including shares previously issued thereunder;

WHEREAS, the Company desires to make certain other changes to the Plan as more fully discussed below, and Section 19 of the Plan permits the Company to amend the Plan from time to time, subject to certain limitations specified therein; and

WHEREAS, this Amendment No. 1 to the Plan is proposed to be approved by the Company’s 2024 Annual Meeting of Shareholders.

NOW, THEREFORE, the following amendments and modifications are hereby made a part of the Plan:

1. Section 3(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“(a) Reservation of Shares. Subject to the provisions of Section 13 of the Plan and the following sentence, the maximum aggregate number of Shares that may be issued under the Plan is (i) 8,500,000 Shares plus (ii) any Shares subject to options that expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Company for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of Shares to be added to the Plan under this clause (ii) equal to 832,195 Shares. The number of Shares available for issuance under the Plan will be subject to automatic increase on the first day of each Fiscal Year beginning with Fiscal Year beginning May 1, 2024, so that the number of Shares available for issuance under the Plan is equal to the least of:

(i) Twenty five percent (25%) of the total number of shares of all classes of common stock and preferred stock as converted to common stock of the Company outstanding on the last day of the immediately preceding Fiscal Year, and

(ii) a lesser number of Shares determined by the Administrator.

Notwithstanding the above, the number of shares available for issuance under Awards that are Incentive Stock Options will be no more than the lesser of (x) the actual maximum aggregate amount of Shares available for issuance as has been adjusted annually pursuant to subsection (A)-(C) or (y) the maximum aggregate number of shares that would be available for issuance if each annual adjustment described above would be pursuant to subsection (C).”

2. In all other respects, the Plan, as amended, is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Amendment No. 1 to the Company’s 2023 Equity Incentive Plan as of November 27, 2023.

HEART TEST LABORATORIES, INC.

By:	/s/ Andrew Simpson
Name:	Andrew Simpson
Title:	CEO